Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Mainland Resources Inc. on Form S-4 (the "S-4") of our report dated April 13, 2010, with respect to the balance sheets of American Exploration Corporation as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2009, 2008 and for the period from inception (May 11, 2006) to December 31, 2009. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

December 1, 2010